Exhibit 99.1

Popular, Inc. Announces Redemption of Capital Securities

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--August 6, 2018--Popular, Inc. (“Popular”) (NASDAQ:BPOP) announced today that Popular North America, Inc. (“PNA”), a wholly-owned subsidiary of Popular, delivered a redemption notice to The Bank of New York Mellon to redeem, on September 7, 2018, all outstanding 8.327% Capital Securities, Series A (liquidation amount $1,000 per security and $52,865,000 in the aggregate) issued by BanPonce Trust I, a Delaware statutory trust established by PNA. The redemption price for the 8.327% Capital Securities, Series A will be equal to $1,000 per security plus accrued and unpaid distributions up to and excluding the redemption date in the amount of $1,008.33.

The Capital Securities are held only in book-entry form through The Depository Trust Corporation (“DTC”). DTC will redeem the Capital Securities in accordance with its procedures and notify the holders. Holders of the Capital Securities need not take any action to receive payment of the redemption price.

This redemption is being made pursuant to Popular’s capital plan and follows the non-objection from the Board of Governors of the Federal Reserve System.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
BScheiner@BPOP.com
or
Media Relations:
Teruca Rullán, 787-281-5170, Mobile: 917-679-3596
Senior Vice President, Corporate Communications